                                                                    EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION


        Adam Kablanian and Alexander Shubat certify that:

        1. They are the President and Secretary, respectively, of Virage Logic Corporation, a California corporation.

        2. The Articles of Incorporation of the corporation, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code), are restated in their entirety as set forth in Exhibit "1" attached hereto and made a part hereof by this reference.

        3. The Restated Articles of Incorporation set forth herein have been duly approved by the Board of Directors of the corporation.

        4. The amendments to the Articles of Incorporation included in the Restated Articles of Incorporation set forth herein (other than omissions required by Section 910 of the Corporations Code) have been duly approved by the required vote of the shareholders of the corporation in accordance with Sections 902 and 903 of the California Corporations Code. The corporation has two classes of stock, and the number of outstanding shares is 11,356,500 shares of Common Stock and 2,979,099 shares of Preferred Stock, consisting of 1,531,062 shares of Series A Preferred Stock and 1,448,037 shares of Series B Preferred Stock. The number of shares voting in favor of the Restated Articles of Incorporation set forth herein equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock, more than 50% of the outstanding shares of Series A Preferred Stock, more than 50% of the outstanding shares of Series B Preferred Stock, and more than 55% of the outstanding shares of Preferred Stock.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



Dated:  November 23, 1999                            /s/
                                          --------------------------------------
                                          Adam Kablanian, President

                                                     /s/
                                          --------------------------------------
                                          Alexander Shubat, Secretary

                                   EXHIBIT "1"

                              ---------------------

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            VIRAGE LOGIC CORPORATION

                          -----------------------------


                                    ARTICLE I

        The name of the corporation is Virage Logic Corporation.

                                   ARTICLE II

        The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

        The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Article III shall not adversely affect any right or protection of a director under this Article III that existed at or prior to the time of such amendment, repeal or modification.

                                   ARTICLE IV

        The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Unless applicable law otherwise provides, any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any contract or other right to indemnification of an agent of the corporation that existed at or prior to the time of such amendment, repeal or modification.

                                    ARTICLE V

        This corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively, both of which shall have no par value. The number of shares of Common Stock authorized to be issued is 35,000,000 shares. The number of shares of Preferred Stock authorized to be issued is 8,554,099 shares, 1,531,062 of which are designated as "Series A Preferred Stock," 1,523,037 of which are designated as "Series B Preferred Stock," and 5,500,000 of which are designated as "Series C Preferred Stock."

                                   ARTICLE VI

        The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock are as follows:

        1. DEFINITIONS. For purposes of this Article VI, the following definitions apply:

               1.1 "BOARD" shall mean the Board of Directors of the Company.

               1.2 "COMPANY" shall mean this corporation.

               1.3 "COMMON STOCK" shall mean the Common Stock, no par value, of the Company.

               1.4 "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

               1.5 "COMMON STOCK EVENT" shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

               1.6 "DIVIDEND RATE" shall mean $0.02 per share per annum for the Series A Preferred Stock, $0.17 per share per annum for the Series B Preferred Stock, and $0.13 per share per annum for the Series C Preferred Stock, each as appropriately adjusted to reflect Common Stock Events.

               1.7 "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series C Preferred Stock is issued by the Company.

               1.8 "ORIGINAL ISSUE PRICE" shall mean $0.2617 per share for the Series A Preferred Stock, $2.40 per share for the Series B Preferred Stock, and $1.90 per share for the Series C Preferred Stock, each as appropriately adjusted to reflect Common Stock Events.

               1.9 "PERMITTED REPURCHASES" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a Subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment


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

        or services; or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

               1.10 "PREFERRED STOCK" shall mean the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, collectively.

               1.11 "SERIES A PREFERRED STOCK" shall mean the Series A Preferred Stock, no par value, of the Company.

               1.12 "SERIES B PREFERRED STOCK" shall mean the Series B Preferred Stock, no par value, of the Company.

               1.13 "SERIES C PREFERRED STOCK" shall mean the Series C Preferred Stock, no par value, of the Company.

               1.14 "SUBSIDIARY" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

        2. DIVIDEND RIGHTS.

               2.1 Dividend Preference. In each calendar year, the holders of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends (with respect to the Series A Preferred Stock and Series B Preferred Stock) or cumulative dividends (with respect to the Series C Preferred Stock) at the annual Dividend Rate for each such series of Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for the Series A Preferred Stock and Series B Preferred Stock, and dividends in the total amount of the cumulative Dividend Rate for the Series C Preferred Stock, shall have first been paid or declared and set apart for payment to the holders of the Preferred Stock during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Series A Preferred Stock and Series B Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Preferred Stock or Series B Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Preferred Stock or Series B Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part. Subject to the terms and conditions of Section 4, dividends on the Series C Preferred Stock shall not be mandatory, and the only right or interest that shall accrue to holders of Series C Preferred Stock by reason that the Company shall fail to declare or pay dividends in the amount of the respective annual


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

Dividend Rate for such series or in any other amount in any calendar year or fiscal year, whether or not the earnings of the Company were sufficient to pay such dividends in whole or in part, shall be that if in any subsequent calendar or fiscal year the Company chooses to pay a dividend, then the dividend preference for Series C Preferred Stock shall include the annual Dividend Rate for each calendar or fiscal year for which the dividend was not paid.

               2.2 Participation Rights. If, after dividends in the full preferential amounts specified in Section 2.1 for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock, the Series B Preferred Stock and the Series C Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Preferred Stock and Series C Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series B Preferred Stock and Series C Preferred Stock held by such holder pursuant to Section 6.

               2.3 Non-Cash Dividends. Whenever a dividend provided for in this
Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

               2.4 No Payment on Conversion. If the Company shall have declared but unpaid dividends with respect to any Preferred Stock upon its conversion as provided in Section 6, then all such declared but unpaid dividends on such converted shares shall be cancelled.

        3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Company's shareholders (the "AVAILABLE FUNDS AND ASSETS") shall be distributed to shareholders in the following manner:

               3.1 Series C Preferred Stock. The holder of each share of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets (and prior and in preference to any payment or distribution setting apart of any payment or distribution of any Available Funds and Assets on Shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock), an amount per share equal to the Original Issue Price of the Series C Preferred Stock plus an amount equal to declared but unpaid cumulative dividends thereon, to and including the date full payment of such amount shall be tendered to the holders of the Series C Preferred Stock with respect to such liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets to be distributed to the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such shareholders of their full preferential amount described in this subsection, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Series C Preferred Stock pro rata according to the number of outstanding shares of Series C Preferred Stock held by each holder thereof.

               3.2 Series A and Series B Preferred Stock. Subject to payment in full of the liquidation preference of the Series C Preferred Stock as provided above, the holders of each share of Series A Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for each such series of Preferred Stock, respectively, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock and Series B Preferred Stock of their full preferential amounts described in this subsection, then all the Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock and Series B Preferred Stock pro rata, on an equal priority, pari passu basis, according to the amount of their full respective liquidation preferences as set forth herein.

               3.3 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in Sections 3.1 and 3.2, then all such remaining Available Funds and Assets shall be distributed pro rata among the holders of the then outstanding Common Stock and the holders of the then outstanding Series C Preferred Stock on an as converted basis, according to the number of shares of Common Stock and Series C Preferred Stock held by each holder thereof; provided, however, that the holders of the Series C Preferred Stock will not participate over the amount obtained by multiplying the number of shares of Series C Preferred Stock held by each holder by the Series C Preferred Stock Original Issue Price by 3.0. After such distribution has been paid to all holders of Series C Preferred Stock and Common Stock, then the holders of then outstanding Common Stock shall be entitled to receive all the remaining Available Funds and Assets (if any) pro rata according to the number of outstanding shares of Common Stock then held by each of them.

               3.4 Merger or Sale of Assets. A (i) consolidation, merger, share exchange or other transaction or series of related transactions of the Company in which the holders of the Company's outstanding shares immediately before such consolidation, merger, share exchange or other transaction or series of related transactions do not, immediately after such consolidation, merger, share exchange or other transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation; or
(ii) a sale, conveyance, lease or other disposition of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3 and shall sometimes be referred to herein as a "LIQUIDATION TRANSACTION."

               3.5 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company (including a Liquidation Transaction) are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company (including a Liquidation Transaction) shall be valued as follows:

                      (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                             (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                             (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                             (iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

                      (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

        4. REDEMPTION.

               4.1 Mandatory Redemption of Series C Preferred Stock. Subject to the terms and conditions of this subsection, to the extent that any outstanding shares of Series C Preferred Stock have not been redeemed or converted into Common Stock prior to November 30, 2003, the Company shall upon receiving at least thirty (30) days prior to November 30, 2003, a written request for the redemption of all the Series C Preferred Stock under this Section 4.1 signed by the holders of a majority of the then outstanding shares of Series C Preferred Stock, redeem, on November 30, 2003 and on each successive anniversary, a number of shares of Series C Preferred Stock equal to at least 33 1/3 % of the shares of Series C Preferred Stock that are outstanding on the date the Company receives such written redemption request from any source of funds legally available therefor at the redemption price therefor described in this subsection, until all outstanding shares of Series C Preferred Stock have been redeemed or converted to Common Stock as provided in Section 6; provided, however, that the Company, at its sole option and discretion, may redeem greater numbers (including all) of the outstanding shares of Series C Preferred Stock, at the redemption price set forth in this subsection at any time on or after November 30, 2003 to the extent permitted by law. The redemption price for each share of Series C Preferred Stock shall be an amount equal to the Original Issue Price for the Series C Preferred Stock plus the amount of all declared and unpaid cumulative and other dividends thereon.

If upon any redemption date scheduled under this subsection for the redemption of Series C Preferred Stock, the funds and assets of the Company legally available to redeem such stock shall be insufficient to redeem all shares of Series C Preferred Stock then scheduled to be redeemed, then any such unredeemed shares shall be carried forward and shall be redeemed (together with any other shares of Series C Preferred Stock then scheduled to be redeemed) at the next such scheduled redemption date to the full extent of legally available funds of the Company at such time, and any such unredeemed shares shall continue to be so carried forward until redeemed. Shares of Series C Preferred Stock which are subject to redemption hereunder but which have not been redeemed due to insufficient legally available funds and assets of the Company shall continue to be outstanding and entitled to all dividend, liquidation, conversion and other rights, preferences, privileges and restrictions of the Series C Preferred Stock until such shares have been converted or redeemed.

               4.2 Partial Redemption. No redemption shall be made under this
Section 4 of only a part of the then outstanding Series C Preferred Stock, unless the Company shall effect such redemption pro rata among all holders of then outstanding Series C Preferred Stock according to the number of shares held by each holder thereof on the applicable Redemption Date.

               4.3 Redemption Notice. At least twenty (20) but no more than sixty (60) days prior to the date fixed for any redemption of Series C Preferred Stock (the "REDEMPTION DATE"), written notice shall be mailed by the Company, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series C Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder or given by the holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Company is located, notifying such holder of the redemption to be effected, specifying the subsection hereof under which such redemption is being effected, the Redemption Date, the applicable redemption price, the number of such holder's shares of Series C Preferred Stock to be redeemed, the place at which payment may be obtained and the date on which such holder's conversion rights (as set forth in Section 6) as to such shares terminate (which date shall in no event be earlier than three (3) days' prior to the Redemption Date) and calling upon such holder to surrender to the Company, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "REDEMPTION NOTICE"). Notwithstanding the foregoing, only one Redemption Notice need be given for a redemption effected pursuant to subsection 4.1, provided such redemption notice identifies all scheduled redemption dates and provided that each new transferee who acquires shares of Series C Preferred Stock after such shares are first to be redeemed under subsection 4.1 shall be given a similar Redemption Notice before redemption of any such holder's shares of Series C Preferred Stock under subsection 4.1.

               4.4 Surrender of Certificates. On or before each designated Redemption Date, each holder of Preferred Stock to be redeemed shall (unless such holder has previously exercised his right to convert such shares of Preferred Stock into Common Stock as provided in Section 6 below), surrender the certificate(s) representing such shares of Preferred Stock to be redeemed to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be cancelled and retired. If less than all of the shares represented by such certificate are redeemed, then the Company shall promptly issue a new certificate representing the unredeemed shares.


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

               4.5 Effect of Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the redemption price is either paid or made available for payment through the deposit arrangements specified in subsection 4.6 below, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all cumulative and other dividends with respect to such shares shall cease to accrue after the Redemption Date, such shares shall not thereafter be transferred on the Company's books and the rights of all of the holders of such shares with respect to such shares shall terminate after the Redemption Date, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate(s) therefor.

               4.6 Deposit of Redemption Price. On or prior to the Redemption Date, the Company may, at its option, deposit with a bank or trust company in California having a capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the aggregate redemption price for all shares of Preferred Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the redemption price to the respective holders upon the surrender of their share certificates. From and after the date of such deposit, the shares so called for redemption shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit, the shares shall be deemed to be no longer outstanding, all dividends with respect to such shares shall cease to accrue and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 6 below. Any funds so deposited and unclaimed at the end of one (1) year from the Redemption Date shall be released or repaid to the Company, after which time the holders of shares called for redemption who have not claimed such funds shall be entitled to receive payment of the redemption price only from the Company.

        5. VOTING RIGHTS.

               5.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

               5.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited.

               5.3 General. Subject to the foregoing provisions of this Section 5, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

               5.4 Board of Directors Election and Removal.

                      (a) Election. The authorized number of directors may be varied from time to time by resolution of the Board of Directors, provided that the minimum authorized number shall be not less than four (4) and the maximum authorized number shall not be more than seven (7). The holders of the Series C Preferred Stock, voting as a separate series (with cumulative voting rights as among themselves in accordance with Section 708 of the California Corporations
Code), shall be entitled to elect two (2) directors of the Company; and (ii) the holders of the Preferred Stock and the Common Stock, voting together as a single class (with cumulative voting rights as among themselves in accordance with Section 708 of the California Corporations Code) shall be entitled to elect the remaining directors of the Company.

                      (b) Quorum; Required Vote.

                             (i) Quorum. At any meeting held for the purpose of
electing directors, the presence, in person or by proxy, (A) of the holders of a majority of the shares of the Series C Preferred Stock then outstanding shall constitute a quorum of Series C Preferred Stock for the election of directors to be elected solely by the holders of the Series C Preferred Stock, and (B) of holders of Preferred Stock and Common Stock representing a majority of the voting power of all the then-outstanding shares of Preferred Stock and Common Stock shall constitute a quorum for the election of directors to be elected jointly by the holders of the Preferred Stock and the Common Stock.

                             (ii) Required Vote. With respect to the election of
any director or directors by the holders of the outstanding shares of a specified series of stock given the right to elect such director or directors pursuant to subsection 5.4(a) above (the "SPECIFIED STOCK"), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the unanimous written consent of the holders of shares of such Specified Stock, except that, if such vote is to fill a vacancy on the Board other than a vacancy created by removal of a director, such vacancy may be filled by election by the written consent of the holders of a majority of the outstanding shares of such Specified Stock.

                      (c) Vacancy. If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to subsection 5.4(a), then a successor to hold office for the unexpired term of such director may be elected by either: (i) the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), or (ii) the required vote of holders of the shares of such Specified Stock specified in subsection 5.4(b)(ii) above that are entitled to elect such director under subsection 5.4(a).

                      (d) Removal. Subject to Section 303 of the California Corporations Code, any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to subsection 5.4(a) or by any director or directors elected by holders of any Specified Stock as provided in subsection 5.4(c), may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in subsection 5.4(c).

                      (e) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 5.4, shall be held in accordance with the procedures and provisions of the Company's Bylaws, the California Corporations Code and applicable law regarding shareholder meetings and shareholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

                      (f) Termination. Notwithstanding anything in this subsection 5.4 to the contrary, the provisions of this subsection 5.4 shall cease to be of any further force or effect upon the earlier to occur of: (i) the merger or consolidation of the Company with or into any other corporation or corporations if such consolidation or merger is approved by the shareholders of the Company in compliance with applicable law and the Articles of Incorporation and Bylaws of the Company; or (ii) a sale of all or substantially all of the Company's assets; (iii) the first date on which all shares of Series C Preferred Stock have been redeemed or converted.

        6. CONVERSION RIGHTS. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

               6.1 Optional Conversion.

                      (a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

                      (b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a holder of Preferred Stock plans to convert shares of Preferred Stock into Common Stock in connection with an offer of shares of Common Stock being registered pursuant to the Securities Act of 1933, as amended, such conversion may, at the option of such holder, be conditioned upon the effectiveness of such registration and the closing of the sale of such registered shares pursuant to such offering, and such conversion shall be deemed to occur immediately prior to such closing.


               6.2 Automatic Conversion.

                      (a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (after deduction of underwriters' discounts and commissions) equals or exceeds $25,000,000 and the public offering price per share of which equals or exceeds $6.00 per share after deduction of underwriters' discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events); or (ii) upon the Company's receipt of the written consent of the holders of not less than fifty-five percent (55%) of the then outstanding shares of Preferred Stock to the conversion of all then outstanding Preferred Stock under this Section 6.

                      (b) Upon the occurrence of any event specified in subparagraph 6.2(a)(i) or (ii) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

               6.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 6.1 or subsection 6.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "CONVERSION PRICE"). The initial Conversion Price for the Series A Preferred Stock shall be $0.0833, the initial Conversion Price for the Series B Preferred Stock shall be $0.80, and the initial Conversion Price for the Series C Preferred Stock shall be the Original Issue Price of the Series C Preferred Stock.

               6.4 Adjustment Upon Common Stock Event. Upon the occurrence of a Common Stock Event, the Conversion Price of the Series A Preferred Stock, the Conversion Price of the Series B Preferred Stock, and the Conversion Price of the Series C Preferred Stock shall, simultaneously with such occurrence, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock, until further adjustment hereunder. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the occurrence of each subsequent Common Stock Event.

               6.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

               6.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), then in any such event each holder of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               6.7 Sale of Shares Below Conversion Price.

                      (a) Adjustment Formula. If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this subsection 6.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 6.4, a dividend or distribution as provided in subsection 6.5 or a recapitalization, reclassification or other change as provided in subsection 6.6, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for the Series B Preferred Stock or the Series C Preferred Stock in effect immediately prior to such issuance or sale, then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issuance or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                             (i) The numerator of which shall be the sum of (A)
the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                             (ii) The denominator of which shall be the sum of
(A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

                      (b) Certain Definitions. For the purpose of making any adjustment required under this subsection 6.7:

                             (i) "ADDITIONAL SHARES OF COMMON STOCK" shall mean
all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock; (B) a cumulative total of 7,390,281 shares of Common Stock (or options, warrants or rights therefor) issued since the Company's adoption of the 1997 Equity Incentive Plan to employees, officers, or directors of, or contractors, consultants or advisers to, the Company or any Subsidiary pursuant to stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board (such number of shares to be calculated net of any repurchases of such shares by the Company and net of any such expired or terminated options, warrants or rights and to be proportionally adjusted to reflect any subsequent Common Stock Event); and (C) shares of Common Stock (or options, warrants, or rights therefor) which are issued to equipment lessors, landlords, financial institutions and other providers of goods and services to the Company pursuant to agreements or other arrangements approved by the Board; provided, that at the time of each such issuance, such shares of Common Stock (or options, warrants, or rights therefor), together with all like issuances since the Original Issue Date (net of any repurchases of such shares by the Company and net of any such expired or terminated options, warrants or rights), shall not exceed one and five tenths percent (1.5%) of the Common Stock Equivalents Outstanding (as hereinafter defined) at the time of such issuance;

                             (ii) The "AGGREGATE CONSIDERATION RECEIVED" by the
Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                             (iii) "COMMON STOCK EQUIVALENTS OUTSTANDING" shall
mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

                             (iv) "CONVERTIBLE SECURITIES" shall mean stock or
other securities directly or indirectly convertible into or exchangeable for shares of Common Stock.

                             (v) The "EFFECTIVE PRICE" of Additional Shares of
Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this subsection 6.7, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this subsection 6.7, for the issue of such Additional Shares of Common Stock; and

                             (vi) "RIGHTS OR OPTIONS" shall mean warrants,
options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

                      (c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of the Series B Preferred Stock or the Series C Preferred Stock required under this subsection 6.7, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for the Series B Preferred Stock or the Series C Preferred Stock, then the Company shall be deemed to have issued, at the time of the issuance of such Rights or Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights or Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for or in connection with the grant or issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                             (i) if the minimum amounts of such consideration
cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                             (ii) if the minimum amount of consideration payable
to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                             (iii) if the minimum amount of consideration
payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

               6.8 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Company's books.

               6.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

               6.10 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               6.11 Notices.

                      (a) Notices of Record Date. In the event that the Company shall propose at any time:

                             (i) to declare any dividend or distribution upon
its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                             (ii) to offer for subscription pro rata to the
holders of any class or series of its stock any additional shares of stock of any class or series or any other similar rights;

                             (iii) to effect any reclassification or
recapitalization of its Common Stock outstanding which results in a change in the Common Stock; or

                             (iv) a Liquidation Transaction;

Then, in connection with each such event, the Company shall send a written notice, pursuant to this Section 6.11, to the holders of Preferred Stock as follows: (A) at least ten (10) days prior to the date on which a record shall be taken for such dividend, distribution or subscription offer (and specifying the date on which the holders of the Common Stock shall be entitled thereto) or for determining rights to vote on the matters referred to in clauses (i) and (ii) above; and (B) in the case of the matters referred to in clauses (iii) and (iv) above, at least 10 days prior to the date when the same shall take place and specifying the date on which the holders of the Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier. The notice required by this Section 6.11(a) may be waived in writing by the holders of fifty-five percent (55%) of the Preferred Stock then outstanding.

                      (b) Notice Effectiveness. Any notice required by the provisions of this Section 6 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

               6.12 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

        7. Restrictions and Limitations.

               7.1 Class Protective Provisions. So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of fifty-five percent (55%) of the Preferred Stock then outstanding, voting as a single class:

                      (1) amend its Articles of Incorporation in any manner that would alter or change any of the rights, preferences, privileges or restrictions of the Preferred Stock, provided that the affirmative vote or written consent of holders of not less than a majority of the outstanding shares of Series C Preferred Stock are required to alter or change adversely the rights, preferences or privileges of the Series C Preferred;

                      (2) amend its Articles of Incorporation in any other manner that would materially and adversely affect the rights, preferences and privileges of any series of Preferred Stock, provided that the affirmative vote or written consent of holders of not less than a majority of the outstanding shares of Series C Preferred Stock are required to alter or change adversely the rights, preferences or privileges of the Series C Preferred;

                      (3) reclassify any outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock, provided that the affirmative vote or written consent of holders of not less than a majority of the outstanding shares of Series C Preferred Stock are required to alter or change adversely the rights, preferences or privileges of the Series C Preferred;

                      (4) authorize or issue any other stock having rights or preferences senior to or on a parity with any series of Preferred Stock as to dividend rights or liquidation preferences, provided that the affirmative vote or written consent of holders of not less than a majority of the outstanding shares of Series C Preferred Stock are required to alter or change adversely the rights, preferences or privileges of the Series C Preferred;

                      (5) enter into a Liquidation Transaction (as defined in Section 3.4 above); provided that notwithstanding anything to the contrary herein, if the aggregate proceeds of such Liquidation Transaction to the Company's shareholders amount to $20,000,000 or less, then the approval, by vote or written consent, of the holders of a majority of the Series B Preferred Stock and a majority of the Series C Preferred Stock then outstanding, each voting as a separate series, shall also be required;

                      (6) liquidate, dissolve or wind up its affairs;

                      (7) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution (other than Permitted Repurchases), directly or indirectly, on account of any shares of Common Stock now or hereafter outstanding; or

                      (8) amend the Company's By-laws to change the authorized number of members of its Board of Directors.

        8. MISCELLANEOUS

               8.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

               8.2 Consent to Certain Transactions. Each holder of shares of Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Preferred Stock, be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code, to all Permitted Repurchases.

                ------------------------------------------------